Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza and Grupo Ferrer Establish Partnership for
the Commercialization of Adasuve™ (Staccato® Loxapine)
in Europe and Latin America
Conference Call Scheduled for 9:00 a.m. Eastern Time, October 6, 2011
Mountain View, California and Barcelona, Spain — October 6, 2011 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) and Grupo Ferrer International, S.A., announced today that they entered into a commercial partnership for Adasuve™ (Staccato® loxapine). ADASUVE is Alexza’s lead program, based on the company’s proprietary technology, the Staccato system. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and will be Alexza’s partner in the registration, distribution and promotion of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza plans to file the ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in the second half of 2011. ADASUVE is being developed for the rapid treatment of agitation in patients with schizophrenia or bipolar disorder.
“The treatment of agitation in patients with schizophrenia or bipolar disease continues to evolve in the field of psychiatry, and we believe that ADASUVE could represent an important new therapeutic option for these patients,” said Thomas B. King, Alexza’s President and CEO. “Given Grupo Ferrer’s extensive experience registering and selling specialty pharmaceuticals in Europe and Latin America, and their ability to share our longer-term vision for ADASUVE, we believe they represent an ideal multi-region partner for Alexza as we execute our global commercialization strategy.”
“We welcome the opportunity to bring this innovative technology to our markets,” said Mr. Jordi Ramentol, CEO of Grupo Ferrer. “ADASUVE fits perfectly into our specialty pharmaceutical portfolio. We strongly believe that the unique therapeutic benefits ADASUVE provides will capture physicians’ and patients’ interest, and establish it as an important new tool in the treatment of agitation.”
Under the agreement, Alexza will receive an upfront payment of $10 million. Alexza is eligible to receive additional milestone payments based upon regulatory approvals, individual country commercial sales initiation and cumulative net sales targets. Alexza will be responsible for filing the ADASUVE MAA with the EMA. Grupo Ferrer will be responsible for all subsequent regulatory filings in the countries in its territories, as well as any required pricing and reimbursement filings and approvals. Assuming regulatory approvals are obtained, Grupo Ferrer will exclusively distribute, market and sell ADASUVE in the designated territory. Alexza will be the exclusive supplier of ADASUVE to Grupo Ferrer for all of its commercial sales, at a per-unit transfer price.
About ADASUVE (Staccato loxapine)
ADASUVE is an anti-agitation therapeutic that combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic drug. Loxapine is currently available in oral and other formulations, inside and outside of the U.S. and European Union. The Staccato system is a hand-held, single-dose inhaler that delivers a drug aerosol to the deep lung that results in IV-like pharmacokinetics and rapid systemic effects.
As an easy-to-use, non-coercive and highly reliable inhaled therapeutic that has been shown to produce a rapid reduction in agitation, Alexza believes that ADASUVE meets the three key attributes for the treatment of acute agitation as specified in the American Association of Emergency Psychiatrists’ Expert Consensus Guidelines for the Treatment of Behavioral Emergencies: speed of onset, reliability of medication delivery and patient preference. Similarly, the National Institute for Health and Clinical Excellence (NICE) Clinical Practice Guidelines describe an ideal treatment for agitation as having a low level of side effects and a rapid onset of action, and that injections should be administered only in exceptional circumstances.
About the Staccato System
Alexza’s proprietary Staccato system was rationally designed to optimally treat acute and intermittent conditions. A single breath triggers vaporization and delivers a dose of excipient-free aerosolized, highly bioavailable drug deep into the lungs, where it is quickly absorbed into the blood stream to begin providing therapeutic effect. The Staccato system delivers medication that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
The Staccato system is unique among inhalers because it uses no excipients, requires no special breathing maneuvers and there are no controls to deal with. When the patient draws a single normal breath through the Staccato device, the substrate surface instantly heats to create a condensation aerosol of optimally-sized particles of drug that are drawn into the patient’s lungs. The entire Staccato system actuation and drug delivery occur in less than one second. The system produces a consistently high emitted pre-set dose, regardless of the patient’s breathing pattern.
Alexza has screened more than 400 drug compounds and more than 200 drug compounds exhibit initial vaporization feasibility with the Staccato system. Since the filing of the Company’s first IND in 2004, Alexza has dosed more than 2,600 patients and subjects with its Staccato technology, in 22 different clinical trials under six different INDs for Staccato-based product candidates.

Conference Call Information
Alexza will host a conference call on Thursday, October 6, 2011, at 9:00 a.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call and replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also register to avoid pre-call delays at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=196151&eventID=4213500.
To access the live conference call via phone, dial +1.800.299.7928. International callers may access the live call by dialing +1.617.614.3926. The reference number to enter the call is 72215077.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at +1.888.286.8010 for domestic callers or +1.617.801.6888 for international callers. The reference number for the replay of the call is 96463030.
About Grupo Ferrer
Grupo Ferrer is a privately-held European R&D-based pharmaco-chemical and medical device company headquartered in Barcelona, Spain. Founded in 1959, the group encompasses today 45 companies developing its activities in Europe, Latin America, Africa, Middle East, Asia and the United States. In total, Grupo Ferrer’s human healthcare products are being commercialized in 93 countries through 26 direct subsidiaries (including Joint Ventures) and 70 partners and distributors.
Grupo Ferrer carries out activities throughout the full value-chain of the pharma business, from R&D to international marketing, including fine chemicals development and both raw material and pharmaceutical product manufacturing. For this purpose, Grupo Ferrer has research centres in Spain and Germany, as well as manufacturing sites in Europe and Latin America.
Grupo Ferrer’s regulatory expertise has resulted in more than 800 active registration dossiers worldwide, including high added-value products for orphan and life-threatening diseases. The aim of Grupo Ferrer’s corporate strategy is to establish alliances and long-term relationships with biotechnology and pharmaceutical companies within its strategic therapeutic areas. The company holds a long track record of agreements signed with big multinationals, as well as with medium size pharmaceutical companies and small biotech or R&D-based companies.

The company has experience with high value-added products, for very specific indications (i.e., Remodulin® (Treprostinil) for PPH, Egrifta® (tesamorelin) for HIV lipodistrophy) that may have specific requirements in terms of administration (injectables, subcutaneous pumps, etc.).
For more information about Grupo Ferrer, visit the Company’s web site at www.ferrergrupo.com.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
ADASUVE (Staccato loxapine), Alexza’s lead program, is being developed for the rapid treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted on August 4, 2011, and has a Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012. The FDA has indicated that it will likely present the ADASUVE application to an Advisory Committee during the review period. The Company also plans to file the ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in the second half of 2011.
For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the CRL, the timing of the FDA’s review of the NDA and the eventual prospects that ADASUVE will be approved for marketing. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com